UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(c)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-12

SOUTHERN COMMUNITY FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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SOUTHERN COMMUNITY FINANCIAL CORPORATION

4605 Country Club Road
Winston-Salem, North Carolina 27104
Telephone: (336) 768-8500
_________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 26, 2009
_________________________________________________________

To the Shareholders:

The Annual Meeting of the Shareholders of Southern Community Financial Corporation (the “Company”) will be held on:
●	Tuesday, May 26, 2009
●	3:00 p.m. (local time)
●	Village Inn Golf & Conference Center
Exit 184, Interstate 40
Clemmons (Forsyth County), North Carolina
or at any adjournment thereof, for the following purposes:

●
To elect four directors to serve three-year terms, expiring at the Annual Meeting of Shareholders in 2012 and to elect one director to serve a two-year term, expiring at the Annual Meeting of Shareholders in 2011 or until their successors have been elected and qualified.

●	To approve the compensation of the Company’s executive officers.
●	To transact such other businesses as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on March 31, 2009, are entitled to notice of, and to vote, at the meeting and any adjournments thereof.  The Company's stock transfer books will not be closed.

Your vote is important.  Whether or not you attend the meeting in person, we encourage you to vote your shares.  You may vote your shares on the internet or by using a toll-free telephone number or by completing the enclosed proxy card and returning it in the pre-paid envelope. Instructions for using these convenient services are provided on your proxy card.  We encourage you to use the internet to vote.  For those shareholders wishing to receive proxy materials electronically an option is provided to request e-delivery in the future.

As many shares as possible should be represented at the meeting, so even if you expect to attend the meeting, please vote your proxy.  By doing so, you will not give up the right to vote at the meeting.  If you vote your proxy and then attend the meeting, you may notify the Secretary that you wish to vote in person, and the Company will disregard the proxy you voted, provided you do vote in person or otherwise validly revoke your proxy.  (For more details, see the attached Proxy Statement.)

By order of the Board of Directors.

F. Scott Bauer
Chairman of the Board and Chief Executive Officer
April 21, 2009

SOUTHERN COMMUNITY FINANCIAL CORPORATION
4605 Country Club Road
Winston-Salem, North Carolina 27104
Telephone: (336) 768-8500
________________

PROXY STATEMENT
________________

ANNUAL MEETING

The Board of Directors (the “Board”) of Southern Community Financial Corporation (the “Company”) hereby solicits your appointment of proxy, in the form enclosed with this statement, for use at the Annual Meeting of Shareholders to be held:

•	Tuesday, May 26, 2009
•	3:00 p.m. (local time)
•	Village Inn Golf & Conference Center
Exit 184, Interstate 40
Clemmons (Forsyth County), North Carolina

or at any adjournment thereof, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders.  The Board has fixed the close of business on March 31, 2009, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  Included with these proxy materials is the 2008 Annual Report to Shareholders and Form 10-K.  The Company anticipated mailing this Proxy Statement on or about April 21, 2009.

You are invited to attend the Annual Meeting.  Even if you plan to attend the Annual Meeting, you are requested to vote on the proposals described in this Proxy Statement by returning the enclosed appointment of proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 26, 2009:  the proxy statement, form of proxy and annual report to shareholders are available on Southern Community’s website at www.proxydocs.com/scbt.

VOTING OF APPOINTMENTS OF PROXY

Your vote is important.  Your shares can be voted at the annual meeting only if you attend the meeting or vote the enclosed appointment of proxy.  You do not have to attend the meeting to vote.  To vote the enclosed appointment of proxy, you may:
•
Vote over the internet:  You may access our internet voting site by going to: www.proxypush.com/scmf.  If you have access to the internet, we encourage you to vote in this manner and also sign up for electronic delivery of future corporate mailings.

•	Vote by telephone: You may vote by calling 866-822-2709.
•	Vote by mail: You may vote by executing and returning the enclosed appointment of proxy in the pre-addressed pre-paid envelope provided with this proxy statement.

The internet and telephone voting procedures are designed to authenticate shareholders and to allow you to confirm that your instructions have been properly followed.  The internet and telephone voting facilities for eligible shareholders will close at 5:00 pm Eastern Time on May 25, 2009.

The Board has named Merle B. Andrews and Robert L. Davis (the “Proxies”) as management proxies in the enclosed appointment of proxy.  When appointments of proxy in the enclosed form are properly executed and returned in time for the Annual Meeting, the shares they represent will be voted at the meeting in accordance with the directions given.  If no directions are given on how to vote your shares, the appointment of proxy will be voted FOR the five nominees for director in Proposal 1 and FOR approval of the compensation of the executive officers in Proposal 2.  If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will have the discretion to vote for a substitute nominee.  On other matters that properly come before the meeting, the Proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment.  These matters include, among other matters, approval of the minutes of the 2008 annual meeting, consideration of a motion to adjourn the Annual Meeting to another time or place, and matters for which the Company did not receive notice by March 4, 2009.  As of the date the Company printed this Proxy Statement, the Company did not anticipate any other matters would be raised at the Annual Meeting.

Record Holders.  If you hold shares in your own name, you are a “record” shareholder. Record shareholders may complete and sign the accompanying appointment of proxy and mail it in the business return envelope provided or deliver it in person to the Company.

Street Name Holders. If you hold shares through a broker or other nominee, you are a “street name” shareholder.  Street name shareholders who wish to vote at an annual meeting need to obtain the proxy materials from the institution that holds their shares and follow the voting instructions on that form.

REVOCATION OF APPOINTMENT OF PROXY

The method by which you vote will not limit in any way your right to vote at the annual meeting if you later decide to attend the annual meeting and vote in person.

If you vote an appointment of proxy, you may revoke that appointment at any time before the actual voting.  To revoke the appointment of proxy:

•	vote again over the internet or the telephone prior to 5:00 pm Eastern Time on May 25, 2009,
•	notify the Company’s Secretary in writing,
•	execute another appointment of proxy bearing a later date and file it with the Secretary, or
•	vote in person at the meeting as described below.

The address for the Secretary is:

Elizabeth H. Prince, Secretary
Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, North Carolina 27104

If you return the appointment of proxy, you may still attend the meeting and vote in person.  When you arrive at the meeting, first notify the Secretary of your desire to vote in person.  You will then be given a ballot to vote in person, and, provided you do vote in person or otherwise validly revoke your prior appointment of proxy as described above, your prior appointment of proxy will be disregarded.

If you attend the meeting in person, you may vote your shares without returning the enclosed appointment of proxy.  However, if your plans change and you are not able to attend, your shares will not be voted.  Even if you plan to attend the meeting, the best way to ensure that your shares will be voted is to return the enclosed appointment of proxy and, when you get to the meeting, notify the Secretary that you wish to vote in person.

QUORUM

The Company's Bylaws provide that the holders of a majority of the Company's outstanding common stock, no par value per share (sometimes referred to herein as the “Shares”), represented in person or by proxy, shall constitute a quorum at the Annual Meeting, and that if there is no quorum present at the opening of the Meeting, the Annual Meeting may be adjourned by the vote of a majority of the Shares voting on the motion to adjourn.  Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting.  A broker non-vote occurs when an institution holding shares as a nominee does not have discretionary voting authority with respect to a proposal and has not received voting instructions from the beneficial owner of the shares.

HOW YOUR VOTES WILL BE COUNTED

Each Share is entitled to one vote for each matter submitted for a vote, and, in the election of directors, for each director to be elected.  Appointments of proxy will be tabulated by one or more inspectors of election designated by the Board.

Proposal 1 — Election of directors.  In the election of directors under Proposal 1, the four nominees receiving the highest number of votes will be elected.  Shares not voted (including abstentions and broker non-votes) will have no effect.  Shareholders are not authorized to cumulate their votes for directors.

Proposal 2 — Approval of Executive Compensation.  To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of Proposal 2 must exceed the number of votes cast against it. Shares not voted (including abstentions and broker non-votes) will have no effect.

EXPENSES OF SOLICITATION

We will pay the cost of this proxy solicitation.  In addition to solicitation by mail, the Company’s directors, officers and regular employees may solicit appointments of proxy in person or by telephone.  None of these employees will receive any additional or special compensation for this solicitation.  We will, on request, reimburse brokerage houses and other nominees their reasonable expenses for sending these proxy soliciting materials to the beneficial owners of the Company’s stock held of record by such persons.

VOTING SECURITIES

As of the record date for the Annual Meeting, there were approximately [16,769,675] Shares issued and outstanding and entitled to vote at the Annual Meeting.  The Company is currently authorized to issue 30,000,000 shares of common stock and 1,000,000 shares of preferred stock.  As of December 5, 2008, there were 42,750 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, outstanding, all of which were issued to the United States Department of the Treasury in connection with the Company’s participation in the Capital Purchase Program under the Emergency Economic Stabilization Act of 2008.  The shares of preferred stock held by the United States Department of the Treasury will not be voted at the Annual Meeting.  As of the record date for the Annual Meeting, there were approximately [7,500] holders of record of the Company's common stock entitled to vote at the Annual Meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the internet exclusively, and no longer receive proxy material by mail please visit the internet voting site, www.proxypush.com/scmf, where you will be directed to a site to enroll.  Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.  If you enroll, we will deliver your proxy material for the 2010 annual meeting of the shareholders and any future shareholder meetings over the internet to the e-mail address you provide.

BENEFICIAL OWNERSHIP OF SECURITIES

To the Company’s knowledge, no person beneficially owns more than five percent of the Shares as of December 31, 2008.

The following table shows, as of December 31, 2008, the number of shares of common stock owned by each director and principal officer and by all directors and principal officers of the Company as a group:

Beneficial owner (position)	Shares currently owned (1)	Percentage of Common stock owned (2)
F. Scott Bauer (director, Chairman and CEO)	236,065	1.4%
Edward T. Brown (director)	324,924	1.9%
James G. Chrysson (Vice Chairman and director) (3)	122,214	*
Jeff T. Clark (President)	80,370	*
Robert L. Davis, Jr. (Executive Vice President)	34,765	*
James O. Frye (director)	403,699	2.4%
Matthew G. Gallins (Lead director)	98,488	*
Beverly Hubbard Godfrey (director)	9,466	*
James Hastings (Executive Vice President and CFO)	21,713	*
Lynn L. Lane (director)	17,735	*
H. Lee Merritt, Jr. (director)	20,352	*
James C. Monroe, Jr. (Senior Vice President and Treasurer)	10,285	*
Stephen L. Robertson (director)	200	*
W. Samuel Smoak (director)	20,000	*
William G. Ward, Sr., M.D. (director)	126,223	*
Directors and principal officers as a group (15 persons)	1,526,499	9.0%

*  Owns less than one percent of the outstanding common stock.

See footnotes on following page.

(1)
This column includes the number of shares of common stock capable of being issued within 60 days of December 31, 2008, upon the exercise of stock options held by the named individual.  For each director and principal officer listed above, the beneficial ownership includes the following number of shares of common stock that are issuable upon exercise of options that are exercisable within 60 days of December 31, 2008: Mr. Bauer – 24,000; Mr. Brown – 10,000; Mr. Chrysson – 10,000; Mr. Clark – 31,750; Mr. Davis – 10,000; Mr. Frye – 50,000; Mr. Gallins – 10,000; Ms. Godfrey – 6,000; Mr. Hastings – 10,000; Ms. Lane – 15,000; Mr. Merritt – 10,000; Mr. Monroe – 4,000; Mr. Smoak – 15,000; Dr. Ward – 10,000; principal officers and directors as a group – 215,750.  To the Company's knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following common stock which the individual indicates that he or she shares voting and/or investment power: Mr. Bauer – 135,168; Mr. Brown – 161,608; Mr. Gallins – 29,072; Ms. Godfrey – 3,266; Ms. Lane – 1,435; Mr. Monroe – 2,592; Dr. Ward – 38,318; directors and principal officers as a group – 371,459.

(2)
The ownership percentage of each individual is calculated based on the total of 16,769,675 shares of common stock issued and outstanding at December 31, 2008, plus the number of shares that can be issued to that individual within 60 days of December 31, 2008 upon the exercise of stock options held by the individual.  The ownership percentage of the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of December 31, 2008 upon the exercise of all stock options held by the group for an aggregate of 16,985,425 shares.

(3)	James G. Chrysson was elected Vice Chairman, Southern Community Financial Corporation in January 2009.

PROPOSAL 1: ELECTION OF DIRECTORS

Board size and membership.  Under the Company’s Charter and Bylaws, the number of directors shall be the number the Board determines from time to time prior to each Annual Meeting of Shareholders at which directors are to be elected.  That number cannot be less than six nor more than fourteen.  The Company’s Charter and Bylaws also provide that the Board shall be divided into three classes, each containing as nearly an equal number of directors as possible, each elected to staggered three-year terms.  The Board, by resolution, has set the number of director seats for the year 2009 at eleven.

Director Independence.  Other than F. Scott Bauer, the Company’s Chief Executive Officer, and James O. Frye, the Company’s Executive Vice President until his retirement on December 31, 2004, all of the members of the Board satisfy the independence requirements as stated in the rules of The Nasdaq Stock Market, Inc.  Gallins Foods, Inc., for which Matthew G. Gallins, a director of the Company, serves as Chairman and Secretary, provided beverage supplies to the Company, but the payments for those services did not exceed the safe harbor amounts of the independence standards in the rules of The Nasdaq Stock Market.  The annual meeting of the Company is conducted in a hotel owned by Southeastern Hospitality, for which Don G. Angell, a former director of the Company, serves as Chairman of the Board, but the rental payments for the meeting do not exceed the safe harbor amounts of the independence standards in the rules of The Nasdaq Stock Market.  A limited liability company, owned in part by James G. Chrysson, a director of the Company, engaged in a related party transaction in 2006 with Southern Community Bank and Trust, the principal subsidiary of the Company, but the payments made to the Bank in the transaction did not exceed the safe harbor amounts of the independence standards in the rules of The Nasdaq Stock Market.

Directors to be elected at this Annual Meeting.  At this Annual Meeting, four directors will be elected to the Board to three-year terms that expire at the Annual Meeting of Shareholders in 2012 or until their successors are elected and qualified, or until their death, resignation or retirement.  These are the Class III directors.  One director will be elected to the Board to a two-year term that expires at the Annual Meeting of Shareholders in 2011 or until his successor is elected and qualified, or until his death, resignation or retirement.  This director is a Class II director.

How votes will be counted.  Unless you give instructions to the contrary, the Proxies will vote for the election of the nominees listed below by casting the number of votes for each nominee designated by the appointments of proxy.  If, at or before the meeting time, any of these nominees should become unavailable for any reason, the Proxies have the discretion to vote for a substitute nominee.  Management currently has no reason to anticipate that any of the nominees will become unavailable.

Votes needed to elect.  The five nominees receiving the highest number of votes will be elected.

Nominations.  The Nominating Committee has nominated the four incumbent Class III Board members and the one incumbent Class II Board member for election.

Nominees.  The following table shows the names of the nominees for election to the five Board seats, their ages at December 31, 2008, and their principal occupations during the past five years.

Name and age	Year first elected	Principal occupation over last five years

Listed below are the four persons who are nominees for election as Class III directors for three-year terms expiring in 2012:

F. Scott Bauer, 54	1996
Chairman (since January 2002), President (until December 2004) and Chief Executive Officer, Southern Community Financial Corporation since October 2001; Chairman (since January 2002), President (from incorporation until January 2002) and Chief Executive Officer (since incorporation), Southern Community Bank and Trust.

Edward T. Brown, 64	2004	Self-employed farmer, Pinnacle, North Carolina; Board member, Old Belt Farmers, Inc.

James G. Chrysson, 53	1996	Vice President and Co-owner, C.B. Development Co., Inc. (real estate development), Winston-Salem, North Carolina; Vice Chairman, Southern Community Financial Corporation (since January 2009).

W. Samuel Smoak, CPA, 58	2005
President (since August 2008), Chief Financial Officer and Director, Cook & Boardman, Inc. (architectural building products), Charlotte, North Carolina, since September 2006; prior to that, retired as President, Treasurer and Chief Financial Officer, the Pleasants Group (building supplies holding company), Winston-Salem, North Carolina.

Listed below is the person nominated for election as a Class II director for a two-year term expiring in 2011:

Stephen L. Robertson, 59	2008	President and Chief Executive Officer, Robertson Airtech International, Inc. (design-build mechanical contractor), Charlotte, North Carolina.

The Board recommends that the shareholders vote for the election of each of the nominees for director listed above.  The five nominees receiving the highest number of votes will be elected.

MANAGEMENT OF THE COMPANY
Directors

The following table shows the names, ages at December 31, 2008, and principal occupations during the past five years of the Company's current Class I and Class II Directors.

Name and age	Year first elected	Principal occupation over last five years

Listed below are the three persons serving as Class I directors for three-year terms expiring in 2010:

Matthew G. Gallins, 52	1996
Chairman, Secretary and former President, Gallins Foods, Inc., Winston-Salem, North Carolina; Secretary, MG Foods, Inc., Winston-Salem, North Carolina; Lead Director, Southern Community Financial Corporation (since November 2008).

Beverly Hubbard Godfrey, 55	2007	President and CEO, Coldwell Banker Triad Realtors, Winston-Salem, North Carolina.

William G. Ward, Sr., M.D., 55	1996	Professor of Orthopedic Surgery, Bowman Gray School of Medicine of Wake Forest University, Winston-Salem, North Carolina.

Listed below are the three persons serving as Class II directors for three-year terms expiring in 2011:

James O. Frye, 69	2004
Retired in December 2004; former Executive Vice President and Vice Chairman of the Board, Southern Community Financial Corporation since January 2004 and President, Chief Executive Officer and Chairman, The Community Bank, Pilot Mountain, North Carolina; President, The Back Forty, Inc.; Board member, Newfound Lake Land & Timber Co.

Lynn L. Lane, 57	2004
Retired in August 2004; former Senior Vice President and Treasurer, R.J. Reynolds Tobacco Holdings, Inc. (now Reynolds American, Inc.), Winston-Salem, North Carolina; director, Charles & Colvard, Ltd. (Nasdaq: CTHR) since May 2005, where she serves on the Audit Committee.

H. Lee Merritt, Jr., 58	2004	Attorney (solo practice), Mount Airy, North Carolina.

Director relationships

Board relationships.  No director or principal officer is related to another director or principal officer.

Other directorships: Other than director Lynn L. Lane, no director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Board Attendance and Fees

The Board of the Company held fourteen meetings during 2008.  All directors attended at least seventy-five percent of the meetings.  During 2008, non-employee directors received $1,000 for each Board meeting attended, $500 for each committee meeting attended and $100 for participation in an Audit Committee telephone conference call.  In addition to these fees, the Chair of the Audit Committee is paid a $15,000 annual retainer.  Director fees are expected to remain the same for 2009.  It is the policy of the Board that all directors attend shareholder meetings.  All directors attended the 2008 Annual Meeting.

Director Compensation.  This table sets forth certain information regarding the compensation paid by the Bank to our directors during the fiscal year ended December 31, 2008.

2008 Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Comp ($)	Total ($)

Don G. Angell (2)	8,900	- 0 -	- 0 -	8,900
Edward T. Brown	23,000	- 0 -	- 0 -	23,000
James G. Chrysson	20,500	- 0 -	- 0 -	20,500
James O. Frye (3)	23,500	- 0 -	378,003	401,503
Matthew Gallins	22,600	- 0 -	- 0 -	22,600
Beverly Hubbard Godfrey	16,000	- 0 -	- 0 -	16,000
Lynn L. Lane	32,350	- 0 -	- 0 -	32,350
H. Lee Merritt, Jr.	16,500	- 0 -	- 0 -	16,500
Stephen L. Robertson (4)	2,500	9,701	- 0 -	12,201
W. Samuel Smoak	16,200	- 0 -	- 0 -	16,200
William G. Ward, Sr., M.D.	17,500	- 0 -	- 0 -	17,500

(1) For each director listed above, except Mr. Angell who retired in 2008, the following number of shares of common stock are capable of being issued upon the vesting of all stock options held by the named individual: Mr. Brown – 10,000; Mr. Chrysson – 10,000; Mr. Frye – 50,000; Mr. Gallins – 10,000; Ms. Godfrey – 15,000; Ms. Lane – 15,000; Mr. Merritt – 10,000; Mr. Robertson – 15,000; Mr. Smoak – 15,000; and Dr. Ward – 10,000.
(2) Mr. Angell retired from the Board of Directors on July 24, 2008.
(3) Mr. Frye received $94,050 from his consulting agreement with the Company, $88,449 under his non-compete agreement with the Company, and $100,647 and $94,857 in distributions under his deferred compensation agreement and his supplemental retirement benefit, respectively, during 2008.
(4) Mr. Robertson was awarded an option to purchase 15,000 shares of the Company’s common stock at a purchase price of $3.52 per share.  The grant date fair value of the option, calculated in accordance with FAS 123R, was $9,701.

Committees of the Board of Directors

The Board has established the committees described below.

•
Executive Committee.  The Executive Committee, between Board meetings and subject to such limitations as may be required by law or imposed by Board resolution, may exercise all of the Board's authority.  No Executive Committee meetings were held in 2008.  During 2008, the members of the Executive Committee were directors Don G. Angell (retired in July 2008), F. Scott Bauer (Chair), Edward T. Brown, James G. Chrysson, Matthew G. Gallins, and Dr. William G. Ward, Sr.

•
Audit Committee.  As outlined in the Audit Committee Charter, the Audit Committee is responsible for insuring that the Board receives objective information regarding Company policies, procedures, and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Company activities as the Board may direct.  All of the members of the Audit Committee satisfy the audit committee independence requirements stated in the rules of The Nasdaq Stock Market, Inc.  The Audit Committee held four meetings and six conference calls during 2008.  Please refer to the Audit Committee report below.  During 2008, the members of the Audit Committee were directors Don G. Angell (retired in July 2008), Edward T. Brown, Matthew G. Gallins, Lynn L. Lane (Chair), Stephen L. Robertson and W. Samuel Smoak.  Directors Lynn L. Lane, Stephen L. Robertson and W. Samuel Smoak currently serve as the Audit Committee financial experts.  The qualifications of each to serve as Audit Committee financial experts are listed above under “Directors”.

•
Nominating and Compensation Committee.  The Nominating and Compensation Committee performs the dual roles of: (i) identifying individuals qualified to become Board members; and (ii) determining the compensation of the executive officers of the Company and providing oversight to the employee benefit plans for the Company. The Committee’s nominating functions include, among other things, identifying the names of persons to be considered for nomination and election by the Company’s shareholders and, as necessary, recommending to the Board the names of persons to be appointed to the Board to fill vacancies as they occur between annual shareholder meetings.  In identifying prospects for the Board, the Committee will consider individuals recommended by shareholders.  Names and resumes of nominees should be forwarded to the Corporate Secretary who will submit them to the Committee for consideration.  See “Director Nominations” below.  The Committee’s compensation functions include establishing the annual compensation, including salary, stock option plans, incentive compensation and other benefits, for senior management and providing oversight for the employee benefit plans for the other Company employees.  The charter for the Nominating and Compensation Committee is available on the Company’s corporate website at http://www.smallenoughtocare.com.  As required by its Charter, each member of the Committee satisfies the independence requirements for serving on a nominating or compensation committee as established by the rules of The Nasdaq Stock Market, Inc.  The Nominating and Compensation Committee held three meetings during 2008.  During 2008, the members of the Nominating and Compensation Committee were directors Edward T. Brown, James G. Chrysson (Chair), Matthew G. Gallins, Lynn L. Lane (Vice Chair), H. Lee Merritt, Jr., and Stephen L. Robertson.

•
Other standing committees and Board officers.  The Board has approved three additional standing committees to which certain responsibilities have been delegated.  They are the Investment Committee, the Board Loan Committee, and the Trust Committee.  James G. Chrysson, who was an independent director as defined in the rules of The Nasdaq Stock Market, Inc., served as lead director of the independent directors during the first ten months of 2008.  In November 2008, Matthew G. Gallins was elected lead director of the independent directors.

Director Nominations

The charter for the Nominating and Compensation Committee is available on the Company’s corporate website located at http://www.smallenoughtocare.com.  At such time as there is a need for nominations to the Board, the Company’s bylaws currently require that nominations for election to the Board shall be made by the Nominating Committee appointed by the Board.  All members of the Board also serve on the board of directors of our subsidiary bank.  The banking laws of the state of North Carolina require directors of a bank to own Shares having at least $1,000 in book value.  The nomination of any person for election to the Board may also be made by a shareholder entitled to vote on such election if written notice of the nomination of such person is made in writing and delivered or mailed to one of the officers of the Company not less than seven days nor more than sixty days prior to any meeting of shareholders called for the election of directors.  See “DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS - Nominations of directors” in this Proxy Statement for further details.

Shareholder Communications with Directors

The Company encourages all shareholders who wish to communicate with any of the directors to do so electronically by sending an email to the following address: directors@smallenoughtocare.com or by sending such inquiries by mail to the Chair of the Audit Committee.  The Company will forward all communications to the named director or, if no particular director is named, to the appropriate committee of the Board for consideration.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Officers to resolve ethical issues in an increasingly complex business environment.  The Code of Ethics applies to all senior officers, including the Chief Executive Officer, the President, the Chief Financial Officer, and the Treasurer and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission.  The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations.  The Code of Ethics is available on the Company’s corporate website located at http://www.smallenoughtocare.com.  The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our executive officers on that website.  Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.  The Audit Committee has also adopted a policy pursuant to the Company’s Audit Committee Charter that establishes procedures for employees to communicate concerns about questionable accounting or auditing matters or other improper activities directly to the Audit Committee through its designee.

Company Transactions with Directors and Officers

In 2008, the Company’s principal subsidiary, Southern Community Bank and Trust, has had, and expects to have in the future, transactions in the ordinary course of the Bank’s business with directors, principal officers and their associates.  All transactions with directors, principal officers and their associates were made in the ordinary course of the Bank’s business, on substantially the same terms, including (in the case of loans) interest rates, collateral, and repayment terms, as those prevailing at the same time for other comparable transactions, and have not involved more than normal risks of collectability or presented other unfavorable features.

James O. Frye, the Company’s Executive Vice President until his retirement on December 31, 2004, is party to a consulting agreement with Company in which he agrees to assist the Company in furthering the development and marketing of its banking relationships in Forsyth, Surry, Stokes, Rockingham and Yadkin Counties, North Carolina, during the term of the agreement for a payment of $94,000 annually.  The agreement also provides that Mr. Frye will not compete with the Company during the term of the agreement for an additional payment of $88,500 annually.  The agreement terminates on December 31, 2009.

In 2006, a limited liability company, which is owned 24% by James G. Chrysson, a director of the Company, purchased a building from Southern Community Bank and Trust for approximately $1.25 million.  The Bank made a loan to the company in the amount of approximately $1.1 million, which has since been repaid.

As required by the rules of the Nasdaq Stock Market, Inc., the Company conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by the Company’s Audit Committee.  For purposes of this review, related party transactions include all transactions that are required to be disclosed pursuant to SEC regulations.  In addition to the rules of the Nasdaq Stock Market, Inc. and the related SEC regulations, the Company ethics policy prohibits executive officers and directors from engaging in transactions when there is a conflict with their duty to protect the Company’s interest that will lead to any personal gain or benefit.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and principal officers of the Company are required by federal law to file reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of the Shares.  Based solely on a review of reports filed by the Company on these individuals’ behalf, all such required reports were timely filed, except that James Hastings, Chief Financial Officer, and James C. Monroe, Jr., Treasurer, each filed one transaction late.

Report of the Audit Committee

In accordance with its written Charter (which is available on the Company’s corporate website located at http://www.smallenoughtocare.com), the Audit Committee supervises the quality and integrity of the accounting, auditing and financial reporting practices of the Company on behalf of the Board.  Management has the primary responsibility for preparing the consolidated financial statements and managing the reporting process, including the system of internal controls.  As required by the Audit Committee Charter, each Audit Committee member satisfies the independence and financial literacy requirements for serving on the Audit Committee, and at least one member has accounting or related financial management expertise, all as stated in the rules of The Nasdaq Stock Market, Inc.  In fulfilling its oversight responsibilities, the Audit Committee discussed and reviewed the audited consolidated financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements of the Company.

The Audit Committee discussed and reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

In discharging its responsibility for the audit process, the Audit Committee obtained from the independent auditors a letter describing all relationships between the auditors and the Company that might bear on the auditors’ independence required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.  The Audit Committee also discussed with the auditors any relationships that might impact their objectivity and independence and satisfied itself as to the auditors’ independence, and considered the compatibility of nonaudit services with the auditor’s independence.

The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.  The Audit Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, and the internal audit function’s organization, responsibilities, budget and staffing.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board (and the Board has approved) that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee: Edward T. Brown, Matthew G. Gallins, Lynn L. Lane (Chair), Stephen L. Robertson and W. Samuel Smoak (Vice Chair).

Compensation Committee Interlocks and Insider Participation

During 2008, no director serving on the Nominating and Compensation Committee was an officer or former officer of the Company or participated in any transaction required to be disclosed under the Securities Act.  Further, during 2008, no executive officer of the Company served as a director or on the compensation committee of another entity of which one of its executives served as a director of the Company or on the Company’s Compensation Committee.

Principal Executive Officers

F. Scott Bauer, age 54, is the Chairman of the Board and Chief Executive Officer of the Company.  He also served as President of the Company from its incorporation until December 2004.  Mr. Bauer became the President and Chief Executive Officer of Southern Community Bank and Trust when the Bank was incorporated and served as its President until December 2001.  Prior to his service with the Bank, Mr. Bauer served as City Executive for Southern National Bank in Winston-Salem, North Carolina, the largest city in the Southern National Bank system, from 1994 until Southern National Bank merged with Branch Banking and Trust Company (“BB&T”) in May 1995, whereupon he continued as City Executive until he resigned to form the Bank in November 1995.

Jeff T. Clark, age 44, became President of the Company in December 2004.  Prior to that, he served as Executive Vice President of the Company.  Mr. Clark joined the Bank in August 1996 prior to its incorporation and, before becoming President of the Bank on December 31, 2001, served as Executive Vice President of the Bank and was responsible for commercial and retail banking.

Robert L. Davis, Jr., age 46, became Executive Vice President – Commercial Banking Executive in August 2003.  Prior to that he served as the Bank’s Vice President of Commercial Banking.  Mr. Davis joined the Bank in 1996.  Mr. Davis has more than 20 years experience in banking and began his career as a commercial lender with Southern National Bank in Winston-Salem, North Carolina.

James Hastings, age 56, became Executive Vice President and Chief Financial Officer in January 2008.  After beginning his career in Boston with Arthur Andersen, Mr. Hastings progressed through a number of accounting and financial positions with Seafirst Corporation and its subsidiary, Seattle-First National Bank.  In 1985, he joined Heritage Bank and served as its Chief Financial Officer for 14 years.  Mr. Hastings has held executive operating roles as the Director of Mortgage Banking at Cape Cod Five Cents Savings Bank and as President and CEO with Federal Savings Bank in New Hampshire.

James C. Monroe, Jr., age 59, became Treasurer of the Company in May 2007 and was named interim Chief Financial Officer in September 2007.  Mr. Monroe has over 35 years of experience in finance in the banking industry.  Prior to his employment with the Bank in April 2007, he served for seven years as an Executive Vice President and Treasurer for two subsidiary banks of The South Financial Group, Greenville, South Carolina - Carolina First Bank in South Carolina and Mercantile Bank in Florida.  He began his banking career in 1970 with the former Wachovia Bank, Winston-Salem, North Carolina and was later employed by BankOne and its predecessor banks in Dallas, Texas.

Compensation Discussion and Analysis

Compensation Philosophy.  Particularly during this challenging environment for banking services and the depressed market for bank stocks, our compensation committee and management believe that shareholder value must drive executive compensation decisions.  While our compensation philosophy has been to maintain a competitive compensation package to attract qualified executive officers, we have a pay-for-performance program that bases compensation decisions on the financial performance of the Company.  Due to economic conditions, our Company’s return to shareholders during 2008 was not what management or our Board of Directors expected.  Even though our performance was favorable when compared to our peer banks, management recommended and the compensation committee agreed that our executive compensation should reflect our shareholder returns so that our executive officers’ interests are aligned with those of our shareholders.  Our core compensation philosophy is that senior management will sacrifice first so that line employees are rewarded for performance.  Our executive officers and senior managers did not receive any bonus for 2008 performance.  Because management expects that these economic challenges will continue, there were no salary increases for our executive officers and our senior managers for 2009.

Since our Company is not the largest or oldest bank in our market, our growth to date has been dependent on our ability to attract executive officers with the appropriate experience from other financial institutions to join our Company.  To ensure that the Company can continue to attract the appropriate experienced officers to the Bank, the Compensation Committee has maintained an executive compensation package competitive with the Bank's peer group.  The Company’s 2008 executive compensation program was based upon the following principles:
•	Base salaries for executive officers for 2008 were targeted to a range of salaries paid to executive officers of similarly sized banks nationwide and North Carolina peer group banks.
•	Annual cash incentive awards to executive officers are made only after the Company achieves 95% of its budgeted net income.
•	Long-term compensation consists only of equity awards where the executive is financially rewarded when there is price appreciation in the Company’s common stock.

The annual performance review for determining executive officer base salaries, annual cash incentive and long-term equity awards follows a principled, structured framework for analysis.  This analysis focuses on financial performance measures that the Compensation Committee believes best indicate successful management of our business.  We provide our long-term compensation opportunity in stock options and restricted stock, because stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our stockholders.  The qualifications for vesting and other design features of these awards are intended to encourage long-term stock ownership by our executive officers to further motivate them to create long-term stockholder value.

Our commitment to our pay-for-performance mandate is demonstrated by the following:
•	No executive officers or senior managers received a salary increase for 2009.
•
We require that the performance targets of our incentive compensation programs be attained and, as a result, the senior executive officers of the Company were paid no annual cash bonuses for performance during years 2003, 2004, 2006 and 2008.

•	Our restricted stock awards do not vest until the fifth anniversary of the grant and stock option awards vest pro-rata annually over a five-year period, thus encouraging long-term stock ownership.
•	Mr. Bauer refused a salary increase for compensation year 2005.

During compensation deliberations by the Compensation Committee, F. Scott Bauer, our CEO, recommends base salaries other than his own as well as annual cash bonuses.  He is also permitted to discuss the targets for incentive compensation, but all final targets are determined by the Compensation Committee.  Mr. Bauer is not permitted to be present while his compensation is being debated or approved by the Compensation Committee.  During deliberations regarding 2008 compensation, Mr. Bauer participated in the discussion of executive compensation other than his own.

While the Compensation Committee believes executive compensation must be attractive enough to encourage executives to join the Company, the Committee also intends to maintain compensation practices that reflect the conservative economic culture in which the Company operates.  The Company does not provide executive officers with reserved parking spaces, separate dining or other facilities, nor does it defray the cost of personal entertainment or family travel.  The health care and other employee benefit programs of the Company are the same for all eligible employees, including the executive officers.

The Compensation Committee annually reviews the elements of executive compensation to determine if they are serving the needs of the Company.  After discussing various proposals to provide long-term incentive compensation during 2007, the Compensation Committee adopted a Restricted Stock Plan at the end of 2007 and approved grants of restricted stock to certain employees under that Plan in 2008 for performance during 2007.  During 2008, the Compensation Committee regularly evaluated the Bank Owned Life Insurance policies which are intended to offset the cost of the retirement benefits under the Company’s supplemental executive retirement plans.  The Compensation Committee will continue to monitor the components of executive compensation and make changes as appropriate to position the Company to be able to attract and retain the best management possible.

Elements of Executive Compensation. During 2008, the Company's compensation program for executive officers consisted of the following elements: annual salary; eligibility for one-year performance-based cash awards; periodic grants of stock options and restricted shares of the Company’s common stock under the Company’s stock option and restricted stock plans; employment agreements with the executive officers; retirement benefits; and perquisites established by the Compensation Committee.  The following is a description of the compensation program for the executive officers of the Company during 2008:

Base Salary.  Base salaries for executive officers are annually reviewed and approved by the Compensation Committee.  The Compensation Committee approves salaries based upon a review of the range of salaries earned by executive officers with financial institutions of similar asset size in North Carolina and an analysis of other similarly situated public banking companies nationally.  This data was obtained from third party North Carolina and national surveys of compensation prepared by SNL Securities and America’s Community Bankers and from staff summaries of compensation information as disclosed in the proxy statements of peer North Carolina financial institutions.  In making its final determinations of base salaries for 2008, the Compensation Committee did not use performance thresholds or other measures that directly relate base salaries to operating performance.  It did discuss and consider overall performance of the Company and personal performance when establishing 2008 base salaries.  Based upon their performance during 2007, the 2008 base salaries of the Chief Executive Officer and the President of the Company were increased by $20,000 to maintain their annual compensation at just below the mid-point of the salary range for those executive officers at peer institutions.

Annual Cash Incentive Compensation.  Annual cash incentive compensation awards for executive officers are approved by the Compensation Committee based on each executive officer's base salary provided the Company achieves 95% of its budgeted net income.  In some instances, additional objectives that are specific to the executive officer's job function are also considered.  While the Company’s net income was favorable when compared to our peer banks, due to deteriorating economic conditions, the Company’s net income for fiscal 2008 was less than 95% of the budgeted amount.  None of the executive officers or senior management were awarded a bonus for 2008 performance.

Stock Options.   The Compensation Committee believes that long-term incentives, such as stock options, align the executive officers' interests with those of other shareholders and encourage significant stock ownership.  The option recipients, including the executive officers, will receive value from option grants only to the extent that the price of the Company’s stock exceeds the per share price of the option on the date of grant.  Under the Company’s incentive stock option plans (“ISO Plans”), the Compensation Committee grants to selected key employees options to purchase the Company’s common stock at a price equal to the fair market value of the shares on the date of grant.  Eligible employees under the ISO Plans are those key employees who, in the judgment of the Compensation Committee, are in a position to materially affect the overall success of the Company by reason of the nature and extent of their duties.  The Compensation Committee awarded our Chief Financial Officer stock options during 2008 as a part of the compensation package to induce him to become an employee of the Company.

Restricted Stock Grants.  The Compensation Committee adopted a Restricted Stock Plan in 2007 in order to provide another long-term incentive plan and reduce the Company’s reliance on stock options to reward executive officers and employees.  Restricted stock awards have a vesting period of five years.  The stock is “restricted” because it cannot be sold or transferred until the vesting period (or restriction period) has lapsed.  That means any grant of restricted stock will be forfeited if the officer or employee leaves the employment of the Company prior to the end of the vesting period.  The Compensation Committee made grants under this Plan in 2008 for performance during 2007 and made grants under the Plan in 2009 for performance during 2008.  Mr. Davis and Mr. Monroe were the only executive officers to receive discretionary grants of restricted stock in 2008 for performance during 2007.  None of the executive officers received restricted stock grants for their 2008 performance.

The Compensation Committee adopted the Long Term Incentive Plan (“LTIP”) in 2008 to replace a three year cash incentive plan the Company formerly employed.  Under the LTIP, executive officers are eligible for annual awards of restricted stock if the Company achieves a 5% increase in earnings per share annually.  Because there was a decrease in the Company’s earnings per share for 2008, no executive officers were awarded restricted stock grants under the LTIP.

Employment Agreements. From the incorporation of its predecessor, the Company has maintained that its growth is dependent on the stability of its executive management team.  The Compensation Committee believes that employment agreements are an important tool for maintaining that stability, specifically the covenants preventing the officers from competing with the Bank.  Non-competition covenants reduce the risks to the Bank that an officer might terminate employment and begin employment with one of the Bank’s competitors.  Therefore, from the beginning, the Bank has been a party to written employment agreements with its executive officers.  A description of the material terms of the employment agreements with the executive officers is described below under “Executive Compensation.”  The Compensation Committee believes that employment agreements have aided the Company in retaining key executives and have contributed to the success of the Company.

These employment agreements include severance provisions and restrictive covenants.  The Compensation Committee believes it may be difficult for senior executives to find comparable employment within a short period following termination.  Appropriate severance allows the Company to cleanly separate the executive officer and avoid prolonged contact with the Company’s employees.  In addition, the employment agreements contain restrictive covenants for the Bank’s benefit following terminations of employment prohibiting the executive from:
•	competing with the Bank following employment termination except under certain circumstances;
•	from soliciting Bank employees and customers; and
•	from divulging confidential information obtained while employed with the Bank.

These provisions are intended to protect the Bank by preventing an executive from competing against the Bank during his or her compensation continuance period and by preventing disclosure of confidential or proprietary Bank information.

The employment agreements also provide change of control payments under certain circumstances to reward the Bank’s executive officers for their efforts in building the Company while reducing the reluctance of the executive officers to pursue potential transactions that might benefit the long-term interests of shareholders but involve a change of control of the Company.  For executive officers other than the Company’s most senior executive officers, the employment agreements do not provide for change of control payments solely because of a change of control of the Bank.  An additional triggering event must occur following the change of control in order for the Bank to make any change of control payments to these officers.  The defined triggering events were selected to provide the Company with protection from executive competition and to avoid unwarranted terminations of employment that could harm the Company’s business or financial condition.

Because Federal tax rules limit the amounts that each executive officer may receive in the event of a change of control, the Compensation Committee agreed to provide its most senior executive officers, Mr. Bauer and Mr. Clark, with a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by the executive in connection with a change in control that are deemed to be “excess parachute payments” for federal tax purposes.

The Compensation Committee believes that our senior executive officers should not be required to incur the expenses associated with the enforcement of their rights under the employment agreements, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the executive officers under the employment agreements.  The employment agreements therefore also provide Mr. Bauer, Mr. Clark, Mr. Davis and Mr. Hastings legal fee reimbursement up to certain limits so that they will not be forced to negotiate settlement of their rights under the employment agreements following a change of control under threat of incurring expenses.  Also, since the surviving entity could refuse to comply with its obligations under the employment agreements with the executive officers following a change of control, or could institute litigation seeking to have the employment agreements declared unenforceable, or could take or attempt to take other action to deny executive officers the benefits intended under the employment agreements, one of the principal purposes of the employment agreements would be frustrated without the legal fee reimbursement.

Consistent with this policy of having employment agreements with our senior executive officers, the Compensation Committee authorized, and the Bank entered into, an employment agreement with Mr. Hastings in 2008 as an inducement to his employment as Chief Financial Officer.  The terms of that agreement are described below under “Executive Compensation.”

Retirement Payments. The Compensation Committee strongly believes that comprehensive post-retirement benefits for all employees who reach retirement age is part of a competitive compensation program.  The Bank’s retirement benefits program, available to all employees generally, consists of the 401(k) Plan and the Bank’s participation in the federal Social Security program.  In addition, for highly compensated employees, including the executive officers, the Bank has executed supplemental executive retirement agreements and maintains a non-qualified supplemental 401(k) savings plan that matches contributions of plan participants that exceed the federal limit of income for participation in the 401(k) Plan.  The components of the Company executive retirement program are:

Matching Contributions to 401(k) Plan.  The 401(k) Plan is a voluntary defined contribution benefit plan under the Internal Revenue Code, designed to provide additional incentive and retirement security for eligible employees of the Bank.  All Bank employees over the age of 21 are eligible to participate in the 401(k) Plan.  The executive officers participate in the 401(k) Plan on the same basis as all other eligible employees of the Bank.  Under the 401(k) Plan, each eligible employee of the Bank may elect to contribute on a pre-tax basis to the 401(k) Plan, subject to certain limitations that lower the maximum contributions of more highly compensated participants.  The Bank matches 100% of an employee’s contributions to the 401(k) Plan up to a maximum limit of 6% of the employee’s compensation.  In keeping with the Compensation Committee’s belief in tying the financial interests of the employees to those of the shareholders, employees may direct the Bank match to be invested in common stock of the Company purchased on the open market and employees may elect to have their 401(k) Plan funds used to purchase additional common stock of the Company on the open market.  Accounts under the 401(k) Plan are adjusted for investment gains and losses based on the performance of the investment choices selected by the participant.

Supplemental non-qualified 401(k) deferrals. Due to the Internal Revenue Code limitations that lower the maximum contributions of highly compensated participants (all employees with salaries in excess of $100,000), the Compensation Committee approved a supplemental non-qualified 401(k) deferral plan that permits the Bank’s highly compensated employees to defer additional income.  A description of the material terms of the supplemental deferrals is included below under “Executive Compensation.”  While this is a benefit to the executive officers, it was primarily intended to benefit the highly compensated employees of the Company who are not parties to salary continuation agreements.

Supplemental Executive Retirement Agreements.  The Company maintains non-tax qualified supplemental executive retirement agreements with certain senior executive officers to supplement the amount that these officers can defer under the Bank’s 401(k) Plan because of the Internal Revenue Code limitations on the amount of compensation that may be deferred under the 401(k) Plan.  These Salary Continuation Agreements and, for certain officers, Split Dollar Agreements are designed to provide additional retirement benefits to these senior executive officers at their normal retirement dates.  Such agreements are a common component of the compensation packages of the peer companies with which the Bank competes, and of the financial institution industry generally.  The Compensation Committee believes that these agreements should be a part of the Bank’s compensation system because they are necessary to:
•	retain the existing officers of the Bank with a compensation package that is competitive in our industry; and
•	match the compensation packages of officers the Bank wishes to recruit.

The goal of the Salary Continuation Agreements is to provide a defined benefit so that at retirement, each executive officer’s total benefits, including Social Security benefits, will equal 60% of his or her estimated final base pay.  Each agreement’s defined benefit is intended to fill the gap between the 60% of final base pay target versus the sum of Social Security benefits, the 401(k) Plan deferrals, and the Salary Continuation Agreement payments.  The Bank owns life insurance policies on the lives of certain of the participating executive officers in order to offset the cost of future funding of the retirement benefit payments under the Salary Continuation Agreements.  The Compensation Committee periodically reviews the defined benefit stated in each officer’s Salary Continuation Agreement to ensure that target benefits are being maintained at 60% of final base pay and that the life insurance accruals will offset the cost to the Company of the retirement benefits.  Material provisions of the Salary Continuation Agreements are described below under “Executive Compensation.”

Perquisites and other benefits.  In addition to the benefits described above, the Company provides its executive officers with certain perquisites that the Compensation Committee considers usual and customary within the Company’s peer group to assist the Company in remaining competitive in the market for experienced management.  For instance, the Bank provides the CEO with use of an automobile, long-term health care insurance, personal term life insurance, reimbursement of the officer’s cost for disability insurance (including compensation for the federal and state income taxes imposed as a result of the reimbursement), and payment of his country club expenses.  The President is provided with the use of an automobile, payment of his country club expenses, and reimbursement of his cost for disability insurance (including compensation for the federal and state income taxes imposed as a result of the reimbursement).  For additional information regarding the perquisites made available to the Company’s executive officers during 2008, please see the description of the employment agreements under “Executive Compensation” and the footnotes to the “All Other Comp.” column of the Summary Compensation Table.

Executive management also participates in the Bank’s employee benefit plans, including medical and dental plans and other insurance programs, on the same basis as all eligible employees.  Banking regulations prohibit executive management from participating in employee discount programs for certain Bank products.

US Treasury Capital Purchase Program Limitations on Executive Compensation.  In 2008, the Company elected to participate in the United States Department of the Treasury’s Capital Purchase Program (“CPP”), which is part of what is commonly known as “TARP,” by selling preferred stock and warrants to the Treasury.  As a condition to participating in the CPP, each participating company was required to agree to certain limits on executive compensation.  Before electing to participate in the CPP, we carefully considered these limitations and concluded that they are not inconsistent with, and would not unduly interfere with, our compensation philosophy or our compensation plans and programs.

First, during the period that the Company holds the Treasury investment, our five senior executive officers (Mr. Bauer, Mr. Clark, Mr. Davis, Mr. Hastings and Mr. Monroe) agreed to a limit on severance pay in the event of an involuntary termination of employment.  Generally, the limit is 2.99 times the executive’s average annual compensation during the five calendar years that precede the involuntary termination.  Second, our five senior executive officers agreed to a “clawback” provision, which will require repayment of any bonus or incentive compensation if it is later proven that the payment was based on statements of earnings, gains or other criteria that were materially inaccurate during the period that the Company holds the Treasury investment.  Third, we also agreed to make reasonable efforts to ensure that our compensation arrangements do not encourage the five senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.  Finally, the Company agreed not to claim a federal income tax deduction for compensation for any of the five senior executive officers to the extent such compensation exceeds $500,000 during any fiscal year that the Company holds the Treasury investment.

In February 2009, the US Congress enacted the American Recovery and Reinvestment Act of 2009, (“ARRA”) which imposes additional compensation restrictions on institutions that participate in the CPP.  This law requires the Secretary of the Treasury to establish compensation standards, some of which appear to require limitations that exceed the limitations agreed to by our five senior executive officers and that appear to be inconsistent with our contractual obligations to these officers and other highly compensated employees.  The Secretary of the Treasury has not issued regulations that implement these provisions of the ARRA.  Consequently, it is premature for us to predict how these provisions of the ARRA may affect our compensation plans and policies.

Compensation Committee Report

In fulfilling its oversight responsibilities, the Nominating and Compensation Committee discussed and reviewed the Compensation Discussion and Analysis with management.  Based on this discussion and review, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Nominating and Compensation Committee also certifies that it has reviewed with senior risk officers the incentive compensation arrangements of its senior executive officers (as defined in subsection 111(b)(3) of the Emergency Economic Stabilization Act of 2008 and regulations and guidance issued thereunder (“SEOs”)) and has made reasonable efforts to ensure that such arrangements do not encourage its SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

This report is submitted by the Nominating and Compensation Committee: Edward T. Brown, James G. Chrysson (Chair), Matthew G. Gallins, Lynn L. Lane (Vice Chair), H. Lee Merritt, Jr. and Stephen L. Robertson.

PERFORMANCE GRAPH

The following graph provides an indicator of the cumulative total shareholder returns for the Company as compared with the Nasdaq Composite Index and SNL Securities’ Southeast Bank Index.  Historical price performance during this period may not be indicative of future stock performance.

	Period Ending
Index	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
Southern Community Financial Corporation	100.00	95.34	84.72	96.22	63.50	35.14
NASDAQ Composite	100.00	108.59	110.08	120.56	132.39	78.72
SNL Southeast Bank Index	100.00	118.59	121.39	142.34	107.23	43.41

Source: SNL Financial LC, Charlottesville, VA
© 2009

Executive Compensation

Cash Compensation.  During 2008, all employees were compensated by the Bank, the principal subsidiary of the Company.  This table sets forth certain information regarding the compensation paid by the Bank to or for (i) our current Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), (ii) the other three executive officers who were serving as such at December 31, 2008 (our “named executive officers”).

Summary Compensation Table

Name and Position	Year		Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Comp. ($)	Non-Qualified Deferred Comp. ($)	All Other Comp. ($)		Total ($)
	2008		375,000	- 0 -	- 0 -	- 0 -	135,315	40,442	(1)	550,757
F. Scott Bauer,	2007		355,008	- 0 -	- 0 -	108,000	122,595	63,258	(2)	648,861
Chairman and CEO	2006		315,000	- 0 -	- 0 -	- 0 -	25,890	40,666	(3)	381,556

Jeff T. Clark,	2008		275,000	- 0 -	- 0 -	- 0 -	29,865	25,943	(4)	330,808
President	2007		255,000	- 0 -	- 0 -	75,000	26,791	51,411	(5)	408,202
	2006		230,000	- 0 -	- 0 -	- 0 -	5,214	29,276	(6)	264,490

Robert L. Davis, EVP	2008		218,280	13,960	-0-	-0-	27,879	23,361	(7)	283,480

James Hastings, EVP and CFO	2008	(8)	190,760	-0-	16,332	-0-	11,392	8,222	(9)	226,706

James C. Monroe,	2008		200,000	6,980	-0-	-0-	45,261	16,111	(10)	268,352
SVP and Treasurer	2007	(11)	128,056	-0-	5,331	30,000	20,890	7,450	(12)	191,727

(1)
Includes the Bank’s contribution of $13,860 on behalf of the officer under the Bank’s salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“401(k) Plan”), the Bank’s accrued cost for providing an automobile of $6,238, the Bank’s payment of $10,433 for long term health care coverage, the Bank’s contribution on behalf of the officer under the Bank’s supplemental 401(k) plan, the Bank’s cost to provide $500,000 in personal term life insurance, the Bank’s reimbursement of the cost of disability insurance and payment of the tax liability for same, and the Bank’s reimbursement of country club fees.  Mr. Bauer is capable of being issued 24,000 shares of common stock upon the vesting of all stock options held by him.

(2)
Includes the Bank’s contribution of $14,950 on behalf of the officer under the Bank’s 401(k) Plan, the Bank’s accrued cost for providing an automobile of $15,321, the Bank’s payment of $10,433 for long term health care coverage, the Bank’s contribution on behalf of the officer under the Bank’s supplemental 401(k) plan, the Bank’s cost to provide $500,000 in personal term life insurance, the Bank’s reimbursement of the cost of disability insurance and payment of the tax liability for same, and the Bank’s reimbursement of country club fees.

(3)
Includes the Bank’s contribution of $15,000 on behalf of the officer under the 401(k) Plan, the Bank’s accrued cost for providing an automobile of $12,276, the Bank’s payment of long term health care coverage, the Bank’s cost to provide $500,000 in personal term life insurance, and the Bank’s reimbursement of country club fees.

(4)
Includes the Bank’s contribution of $2,750 on behalf of the officer under the Bank’s 401(k) Plan, the Bank’s accrued cost for providing an automobile of $15,125, the Bank’s reimbursement of the cost of disability insurance and payment of the tax liability for same, and the Bank’s reimbursement of country club fees.

(5)
Includes the Bank’s contribution of $15,300 on behalf of the officer under the Bank’s 401(k) Plan, the Bank’s accrued cost for providing an automobile of $15,114, the Bank’s contribution on behalf of the officer under the Bank’s supplemental 401(k) plan, the Bank’s reimbursement of the cost of disability insurance and payment of the tax liability for same, and the Bank’s reimbursement of country club fees.

(6)
Includes the Bank’s contribution of $12,883 on behalf of the officer under the Bank’s 401(k) Plan, the Bank’s accrued cost for providing an automobile of $10,963, and the Bank’s reimbursement of country club fees.

(7)	Includes the Bank’s contribution of $15,500 on behalf of the officer under the Bank’s 401(k) Plan and the Bank’s reimbursement of country club fees.
(8)	Employment began effective January 28, 2008.
(9)	Includes the Bank’s contribution of $6,756 on behalf of the officer under the Bank’s 401(k) Plan.
(10)	Includes the Bank’s contribution of $13,656 on behalf of the officer under the Bank’s 401(k) Plan
(11)	Employment began effective April 16, 2007.
(12)	The Bank’s contribution on behalf of the officer under the Bank’s 401(k) Plan and the Bank’s contribution on behalf of the officer under the Bank’s supplemental 401(k) plan.

Employment Agreements.  The Bank and the Company are parties to employment agreements with F. Scott Bauer, Chairman of the Board and Chief Executive Officer of the Company and Jeff T. Clark, President of the Company, James Hastings, Chief Financial Officer of the Company, and Robert L. Davis, Jr., Executive Vice President of the Bank.

The agreements with Mr. Bauer, Mr. Clark, Mr. Hastings and Mr. Davis are similar (“Officer Agreements”).  The term of each Officer Agreement is for three years.  On each anniversary of the effective date of the Officer Agreements, the terms are automatically extended for an additional one-year period beyond the then effective expiration date unless written notice from the employer or the officer is received 90 days prior to the anniversary date advising the other that the agreement shall not be further extended.  The Officer Agreements automatically terminate when the officers attain age 65.  In addition, each officer has the option to terminate his respective agreement upon sixty days' written notice to the employer.  While each officer is employed and for two years following termination of employment, the Officer Agreements prohibit the officer from competing with the employer.

Under the Officer Agreements, each officer receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the employer. Under the Officer Agreements, each officer is entitled to all fringe benefits that are generally provided by the employer for its employees, to payment of his country club expenses, to reimbursement of the officer’s cost for disability insurance (including compensation for the federal and state income taxes imposed as a result of the reimbursement), and to contractual indemnification against liabilities arising out of service as an officer of the employer.  In addition, Mr. Bauer’s agreement provides that he shall be nominated to serve as a director of the Bank and the Company and that he be provided long-term care insurance paid up at age 60 (owned exclusively by Mr. Bauer) and life insurance providing a death benefit of no less than $500,000.  Under their employment agreements, Mr. Bauer and Mr. Clark are provided with the use of an automobile pursuant to the policies of the employer.

Under the Officer Agreements, each officer may terminate employment for Good Reason, which includes any reduction in base pay, any assignment of duties or responsibilities which are not commensurate with the officer’s status (including failure to elect Mr. Bauer to the Board of Directors of the Bank and the Company), any material breach of their employment agreement by the employer, or a transfer of the officer’s principal work location more than fifteen (15) miles (thirty miles for Mr. Hastings) from his then current principal work location.  Following such Good Reason Termination, the employer is required to pay the officer’s base salary for the remaining term of the employment agreement and to continue all insurance and medical benefits for the remaining term of the employment agreement or until the officer is reemployed or dies.

The Officer Agreements also grant each officer the contractual right to negotiate Salary Continuation Agreements that provide annual benefits upon separation from service on or after age 60 for Mr. Bauer and on or after age 65 for the other officers.  See “Retirement Benefits” below for a further discussion of the payments under their Salary Continuation Agreements.

The Bauer and Clark Employment Agreements also provide that in the event of a change of control, certain payments must be made to each officer.  If these payments would cause the imposition of excise taxes under Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the employer must reimburse the officer an amount necessary to compensate the officer for any applicable excise tax payments, net of all income, payroll, and excise taxes.  The Davis and Hastings Employment Agreements provide for certain payments to each officer upon the occurrence of certain events following a change of control of the Company.  See “Potential Payments Upon Change in Control” below for a further discussion of these payments.  The Officer Agreements also provide for reimbursement of legal fees up to $500,000 for Mr. Bauer and Mr. Clark and up to $200,000 for Mr. Davis and Mr. Hastings, if the officer is required to seek legal advice to enforce his employment agreement following a change of control.  A "change of control" is defined, under both the Officer Agreements and the Salary Continuation Agreements discussed below, to mean any of the following events:
•	Any person or group acquires beneficial ownership of representing more than fifty percent (50%) of the fair market value or voting power of the Company’s securities; or
•
During any period of twelve consecutive months, any person or group acquires beneficial ownership of representing thirty-five percent (35%) or more of any class of voting securities of the Company, or a majority of the Company’s Board is replaced by individuals who were not appointed, or whose election was not endorsed in advance, by a majority the Company’s Board; or

•	During any period of twelve consecutive months, any person or group acquire more than forty percent (40%) of the assets of the Company.

The Bank is party to an employment agreement with James C. Monroe, Jr., Treasurer of the Company.  The term of the Monroe agreement is for two years.  On each anniversary of the effective date of his employment agreement, the term is automatically extended for an additional one-year period beyond the then effective expiration date unless written notice from the Bank or Mr. Monroe is received advising the other that the agreement shall not be further extended.  Mr. Monroe has the option to terminate his employment agreement upon sixty days' written notice to the Bank.  While employed by the Bank and for two years following termination of employment, his employment agreement prohibits Mr. Monroe from competing with the Bank.  Under his employment agreement, Mr. Monroe receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Board of Directors of the Bank, and is entitled to all fringe benefits that are generally provided by the Bank for its employees and executive officers.  His employment agreement also provides for certain payments to Mr. Monroe upon the occurrence of certain events following a change of control of the Company.

Plan-Based Awards.  The following table contains information with respect to incentive compensation that may be awarded to the named executive officers for service during 2008 pursuant to the Bank’s incentive compensation plans.

2008 Grants Of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date	Threshold ($) (2)	Target ($)	Max ($)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/share)	Grant Date Fair Value

F. Scott Bauer	N/A	131,500	262,500	525,000	-	-	-	-
Jeff T. Clark	N/A	82,500	137,500	275,000	-	-	-	-
Robert L. Davis	N/A	54,570	109,140	109,140	-	-	-	-
	1/16/08	-	-	-	2,000	-	-	13,960
James Hastings	N/A	56,250	112,500	112,500	-	-	-	-
	5/28/08	-	-	-	-	10,000	7.08	16,332	(1)
James C. Monroe	N/A	50,000	100,000	100,000	-	-	-	-
	1/16/08	-	-	-	1,000	-	-	6,980

(1) Assumes expected life of five years, interest rate of 3.36%, yield rate of 1.3% and volatility of 23.13%.
(2) Threshold payment is 50% of the target payout.  Maximum payout is 200% of the target.

Annual incentive compensation plan. These awards are earned during each fiscal year based on the Company’s net income as a percentage of the budgeted amount for the year.  All awards earned are paid in cash, provided the participants continue to be actively employed by the Bank.  The target opportunity is 70% of base salary for Mr. Bauer, 60% of base salary for Mr. Clark, and 50% of base salary for the other participating officers.  The payouts of the target bonus are as follows:
Percentage of budgeted net income:	95%	100%	105%	110%	115%	120% or more
Payout percentage of target bonus:	50%	100%	125%	150%	175%	200%
No awards are made if the Company does not achieve at least 95% of the budgeted amount of net income for the year.  There were no awards made under this plan for 2008 performance.  Awards made under this plan for 2007 performance are included under Non-equity Incentive Plan Compensation in the “Summary Compensation Table” above.

Outstanding Equity Awards at Fiscal Year-End. The following tables contain information with respect to outstanding equity awards of the Company held by the named executive officers at December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)

F. Scott Bauer	24,000	- 0 -	10.04	10/23/13
Jeff T. Clark	15,750	- 0 -	6.51	8/22/12
	16,000	- 0 -	10.04	10/23/13
Robert L. Davis	10,000	- 0 -	10.04	10/23/13
	-	-	-	-	2,000	7,000
James Hastings	10,000	- 0 -	7.08	5/28/18
James C. Monroe	4,000	6,000	10.13	4/16/17
	-	-	-	-	1,000	3,500

Option Exercises. The following table contains information with respect to option exercises by the named executive officers during 2008:

Option Exercises and Stock Vested During 2008

	Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value on Realized Exercise ($)

F. Scott Bauer	18,676	48,371
Robert L. Davis	7,870	20,383

Retirement Benefits.   Supplemental 401(k) Plan.  During 2007, the Bank adopted a supplemental non-qualified 401(k) plan for highly compensated employees whose ability to defer income until retirement is limited due to Code restrictions applicable to tax-qualified plans.  This supplemental plan allows highly compensated employees to contribute to the plan up to 50% of their annual compensation after reaching the 401(k) Plan’s deferral limits.  The Bank will match the first six percent of compensation that is deferred into the supplemental plan, which vests twenty percent per year over five years.  All amounts deferred under the non-qualified 401(k) plan, including the Bank’s match, are held in trust and are subject to the claims of creditors of the Bank.  Participants in the supplemental non-qualified 401(k) plan are not subject to income tax on the amounts contributed, and the Bank does not receive an expense deduction, until the deferred amounts are paid to the participants.

As under the 401(k) Plan, accounts under the non-qualified 401(k) plan are adjusted for investment gains and losses based on the performance of the investment choices selected by the participant.  These investment choices are the same investment choices available under the 401(k) Plan.  Participants may change their investment elections at any time under the same rules that apply under the 401(k) Plan.

Supplemental 401(k) Plan

Name	Executive Contributions in 2008 ($)	Bank Contributions in 2008 ($)	Aggregate Earnings in 2008 ($)	Aggregate Withdrawals/ Distributions	Aggregate Balance in 2008 ($)

F. Scott Bauer	5,060	5,060	(10,191)	-	13,274
Jeff T. Clark	-	-	(4,244)	-	6,618
James C. Monroe	2,260	-	(6,425)	-	2,673

Salary Continuation Agreements. The following table contains information with respect to unfunded nonqualified retirement benefits due to the Named Executive Officers pursuant to certain Salary Continuation Agreements between the Bank and the Named Executive Officers:

Salary Continuation Agreements

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

F. Scott Bauer	Salary Continuation	12	460,272	-0-
Jeff T. Clark	Salary Continuation	12	110,746	-0-
Robert L. Davis	Salary Continuation	12	104,104	-0-
James Hastings	Salary Continuation	1	11,392	-0-
James C. Monroe	Salary Continuation	2	66,151	-0-

(1) The present value shown is calculated using the benefit accrual balance discounted at the rate of 7.00%.

Pursuant to the terms of the Officers Agreements, the Bank is a party to Salary Continuation Agreements with Mr. Bauer, Mr. Clark, Mr. Davis and Mr. Hastings.  The Bank is also a party to a Salary Continuation Agreement with Mr. Monroe.  The Bank has purchased, and is the primary beneficiary, of life insurance policies on certain officers which are intended to offset the cost of these retirement benefits.  These benefits are unfunded and are not intended to constitute a tax-qualified retirement plan under Section 401(a) of the Code.  Upon attainment of age 62 for Mr. Bauer, Mr. Clark and Mr. Davis, the Salary Continuation Agreements provide each of these executive officers with an annual retirement benefit for the life of each officer.  The annual benefit for Mr. Bauer is currently $188,504.  The annual benefit for Mr. Clark is currently $150,490.  The annual benefit for Mr. Davis is currently $112,683. On August 1, 2017, the Salary Continuation Agreement for Mr. Hastings provides an annual retirement benefit of $40,000 for life.  On June 1, 2012, the Salary Continuation Agreement for Mr. Monroe provides an annual retirement benefit of $25,000 for life.  Mr. Bauer, Mr. Clark and Mr. Davis are fully vested in the accrued benefits under these agreements.  Mr. Hastings and Mr. Monroe have not vested in any accrued benefit under these agreements and will become fully vested under these agreements following five years of employment with the Bank.

The Bank is also a party to Split Dollar Agreements with Mr. Bauer, Mr. Clark, and Mr. Davis which provide for the payment of certain death benefits if the officer dies prior to termination of employment.  The death benefit for Mr. Bauer is 85% of the net death proceeds (which is the amount remaining after deduction of the cash surrender value of the policies).  Amounts not paid to the officers are retained by the Bank to fund its salary continuation obligations.  The death benefit for Mr. Clark is 87% of the net death proceeds.  The death benefit for Mr. Davis is 61% of the net death proceeds.  While the officers remain employed by the Bank, these policies may be transferred or sold by the Bank only if the Bank gives the officers the opportunity to purchase the policies from the Bank.  The purchase price is an amount equal to the cash surrender value of the policies.

In the case of disability prior to normal retirement or termination prior to retirement, other than for Cause, as defined in the Salary Continuation Agreements, the retirement benefit is reduced to the amount accrued by the Bank at the date of the event.  Under these circumstances, the retirement benefit will begin the later of (i) seven months following termination of employment, or (ii) the month after the officer’s attainment of the retirement date noted above.

If Mr. Bauer, Mr. Clark or Mr. Davis dies while employed by the Bank, the Salary Continuation Agreements require the Bank to pay the officer’s beneficiary the accrued value of the retirement benefit plus the death benefit payable under the Split Dollar Agreements in a lump sum within 90 days of the officer’s death.  If Mr. Hastings or Mr. Monroe dies while employed by the Bank, the Salary Continuation Agreements require the Bank to pay the officer’s beneficiary the accrued value of the retirement benefit in a lump sum within 90 days of the officer’s death.  If an officer dies while receiving benefits under a Salary Continuation Agreement, the Bank is required to pay the present value of any remaining benefit to the officer’s beneficiary in a lump sum within 90 days of the officer’s death.

No benefit will be payable under the agreements if:  (i) the officer is terminated for Cause; (ii) the officer dies as a result of suicide or if the officer provides misstatements in any policy of insurance purchased by the Bank; (iii) the officer is removed, or the Bank is in default or is subject to regulatory restrictions, pursuant to Federal banking law; or (iv) the officer competes with the Bank during the two year period following termination of employment, other than following a change of control.

The definition of a change of control under the Salary Continuation Agreements is the same as discussed above under “Employment Agreements.”  If a change in control occurs while the executive is employed by the Bank, the Bank must pay a retirement benefit under the Salary Continuation Agreement.  The present value of the full retirement benefit is payable to Mr. Bauer.  For Mr. Clark, the retirement benefit is the sum of the accrued value of the retirement benefit plus one half of the difference between the accrued value of the benefit and the full benefit.  For Mr. Davis, Mr. Hastings, and Mr. Monroe, the retirement benefit is the accrued value of the retirement benefit.  The retirement benefit is payable in one lump sum within ten days following a change of control of the Company.  If any officer is receiving benefits under a Salary Continuation Agreement, the present value of the remaining unpaid retirement benefit must be paid in a lump sum within ten days following a change of control.

If any change of control payments would cause the imposition of excise taxes on Mr. Bauer or Mr. Clark under Section 280G and Section 4999 of the Code, the Salary Continuation Agreements require that the officer must be reimbursed an additional amount necessary to compensate the officer for any applicable excise tax payments, net of all income, payroll, and excise taxes.

The Salary Continuation Agreements also provide for the Bank to reimburse up to $500,000 in legal fees for Mr. Bauer and Mr. Clark and up to $250,000 in legal fees for Mr. Davis, Mr. Hastings and Mr. Monroe if the officer is required to seek legal advice to enforce his rights under the Salary Continuation Agreement following a change of control.  This benefit is in addition to the legal fee reimbursement provided under the employment agreements with each officer.

Post-Employment Benefits.  Provided that the named executive officer exercises any vested stock options held by the officer on or before the final date of employment, the officer will be able to realize gain on the difference between the exercise price and the fair market value of the stock options.  See “Outstanding Equity Awards at Fiscal Year-End” above for a listing of each officer’s stock option holdings.  Using the fair market value of the Company’s common stock as of December 31, 2008, no officer would have any gain since the market value of the common stock was less than the exercise price any of the options held by the officer.

Potential Payments Upon Termination Other Than for Cause.  In the event any named executive officer’s employment is terminated by the employer for any reason other than Cause or following a Change of Control, the officers will remain eligible for the salary continuation benefits and nonqualified deferred compensation benefits under our various plans in which they participate as described above.  The vested accrued benefits under those plans are payable upon attainment of the retirement date noted above, and Mr. Bauer, Mr. Clark, and Mr. Davis are fully vested in those benefits.  Neither Mr. Hastings nor Mr. Monroe is vested in a retirement benefit and neither will be vested in any retirement benefit until three years following their date of employment.  Upon termination due to disability, Mr. Hastings and Mr. Monroe will be vested in the accrued retirement benefit.  As of December 31, 2008, if Mr. Bauer, Mr. Clark, or Mr. Davis terminated employment due to disability or for reasons other than death, disability, termination for Cause or following a Change of Control, the estimated annual retirement benefit under the Salary Continuation Agreements would have been $44,781 for Mr. Bauer, $10,775 for Mr. Clark and $10,129 for Mr. Davis.  As of December 31, 2008, if Mr. Hastings or Mr. Monroe terminated employment due to disability, the estimated annual retirement benefit under their Salary Continuation Agreements would have been $2,202 for Mr. Hastings and $7,917 for Mr. Monroe.  The retirement benefit is forfeited if the officer competes with the Bank during the two year period following termination of employment, except following a Change of Control.

In the event either the employment of Mr. Bauer, Mr. Clark, Mr. Davis or Mr. Hastings is terminated by the employer for any reason other than Cause, or in the event either officer terminates his employment due to a Good Reason Termination (defined above under “Employment Agreements”), their Officer Agreements require the employer to pay the officer’s base salary for the remaining term of the employment agreement and continue all insurance and medical benefits for the remaining term of the employment agreement or until the officer is reemployed or dies.  Also, any remaining policy premiums on Mr. Bauer’s long-term care insurance (owned exclusively by Mr. Bauer) must be paid in full and the life insurance providing a death benefit of no less than $500,000 must be transferred to Mr. Bauer.  No benefits are owed upon termination for Cause.  Termination for Cause includes termination because of the Officer's intentional act of fraud, embezzlement, or theft, gross negligence or gross neglect of his duties, intentional wrongful damage to the business or property of the employer, breach of fiduciary duties as an officer or director, material breach of any provision of the Employment Agreement, removal of the officer from office or permanent prohibition from participating in the Bank’s affairs by an order issued by a bank regulator, conviction of the officer for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the officer.  As of December 31, 2008, assuming that their insurance and medical benefits would continue for the remaining term of each officer’s employment agreement, the estimated cost to the Company to terminate the employment agreements without Cause, or if each officer terminated his employment due to a Good Reason Termination, would have been approximately $905,400 for Mr. Bauer, approximately $649,700 for Mr. Clark, approximately $515,600 for Mr. Davis, and approximately $547,300 for Mr. Hastings.

Mr. Monroe’s employment agreement provides that the Bank must pay his base salary for the remaining term of his employment agreement in the event that his employment is terminated by the employer for any reason other than Cause, which would include personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of his employment agreement.  The estimated cost to the Company to terminate the Monroe Employment Agreement without Cause as of December 31, 2008, would have been approximately $263,500.

Potential Payments Upon a Change of Control. Upon the occurrence of a change of control, certain payments must be made to the named executive officers pursuant to their salary continuation agreements and to Mr. Bauer and Mr. Clark pursuant to their employment agreements.  Upon the occurrence of certain events following a change of control, Mr. Davis, Mr. Hastings and Mr. Monroe Employment Agreements are also entitled to certain payments pursuant to their employment agreements.  A "change of control" is defined in the same manner under both under the employment agreements and their Salary Continuation Agreements and is discussed above under “Employment Agreements.”

Upon a change of control, the present value of the full retirement benefit pursuant to his Salary Continuation Agreement is payable to Mr. Bauer.  For Mr. Clark, the retirement benefit pursuant to his Salary Continuation Agreement is the sum of the accrued value of the retirement benefit plus one half of the difference between the accrued value of the benefit and the full benefit and it is payable upon a change of control.  If the change of control payments would cause the imposition of excise taxes on either officer under Section 280G and Section 4999 of the Code, the Salary Continuation Agreements require that the officer must be reimbursed an additional amount necessary to compensate the officer for any applicable excise tax payments, net of all income, payroll, and excise taxes.  Upon a change of control, Mr. Davis, Mr. Hastings and Mr. Monroe will be entitled to the vested accrued value of the retirement benefit pursuant to their Salary Continuation Agreements.

Pursuant to the Officer Agreements, the Company has agreed to pay Mr. Bauer, Mr. Clark, Mr. Davis and Mr. Hastings a lump sum payment equal to three times the officer’s base salary during the year in which the change of control occurs plus the incentive compensation paid in the previous year.  For Mr. Davis and Mr. Hastings, this payment is due only following the occurrence of certain events, which include a reduction in salary or benefits, a reduction in responsibility or status, a material breach of the employment agreement, or a relocation of the Bank’s principal headquarters to a location more than a certain distance from its then current location.

If this change in control payment is due, the Company is also required to continue all insurance and medical benefits under the officer’s employment agreement for the remaining term of the agreement or until the officer is reemployed or dies, to fully vest the officer in all benefit plans of the employer, and to make matching and profit sharing payments under the Company’s 401(k) plan for that plan year.

Therefore, the estimated cost to the Company in the event of a change of control as of January 1, 2009 pursuant to the employment agreements and Salary Continuation Agreements would have been approximately $5,067,047 on behalf of Mr. Bauer, approximately $2,749,556 on behalf of Mr. Clark, approximately $789,968 on behalf of Mr. Davis (assuming one of the stated events occurred following the change in control).  Mr. Hastings will not be vested in the change of control benefit pursuant to his Salary Continuation Agreement until three years following his date of employment.  Assuming one of the stated events occurred following the change in control, Mr. Hastings would be entitled to approximately $675,000 pursuant to his employment agreement.  In addition, if any of these officers is required to seek legal advice to enforce his rights under the agreements following a change of control, the Company is required to reimburse their legal fees of up to $500,000 for Mr. Bauer and Mr. Clark under both the Salary Continuation and Employment Agreements (total of $1.0 million each for Mr. Bauer and Mr. Clark) and up to $200,000 for Mr. Davis and Mr. Hastings under their employment agreements and up to $250,000 under their Salary Continuation Agreements (total of $450,000 each for Mr. Davis and Mr. Hastings).

Mr. Monroe will not be vested in the change of control benefit pursuant to his Salary Continuation Agreement until three years following his date of employment.  If Mr. Monroe is required to seek legal advice to enforce his rights under the Salary Continuation Agreement, to the extent he is vested in any change of control benefit at such time, the Company is required to reimburse Mr. Monroe’s legal fees of up to $200,000.  Mr. Monroe’s employment agreement provides that the Bank must pay him an amount equal to twice his “base amount” as defined in Section 280G of the Code upon the occurrence of certain events constituting termination of employment within twenty-four months following a change in control.  Mr. Monroe has the right to terminate his employment if he determines, in his sole discretion, that he has not been assigned duties, responsibilities and status commensurate with his duties prior to the change of control, his salary has been reduced below the amount he would have received under the Employment Agreement, his benefits have been reduced or eliminated, or he has been transferred to a location which is a more than 35 miles from his then current principal work location.  As of January 1, 2009, the estimated cost to the Company to terminate the Monroe Employment Agreement following a change of control would have been approximately $405,076.

PROPOSAL 2: APPROVAL OF EXECUTIVE COMPENSATION

As required by the recently enacted American Recovery and Reinvestment Act of 2009, the Company is providing its shareholders with an opportunity to cast an advisory vote on the compensation of its executive officers at the Annual Meeting.  This “say-on-pay” proposal permits shareholders to approve the compensation paid or provided to the Company’s executive officers (as identified elsewhere in this Proxy Statement) and the Company’s compensation policies and practices.  A vote “FOR” Proposal 2 will approve the compensation paid or provided to executive officers of the Company and the Bank and the Company’s and Bank’s executive compensation policies and practices, as described in the tabular and narrative compensation disclosures contained in this Proxy Statement.

The vote by the Company’s shareholders on this Proposal 2 is a non-binding, advisory vote.  This means that the results of the vote will not be binding on the Company’s Board of Directors or its Compensation Committee, will not overrule or affect any previous action or decision by the Board or the Compensation Committee or any compensation previously paid or awarded, and will not create or imply any additional duty on the part of the Board or the Compensation Committee.

The Board of Directors and its Compensation Committee believe that the Company’s compensation policies and practices appropriately reward performance without inviting unnecessary risk-taking by its executive officers and are strongly aligned with the long-term interests of the Company’s shareholders.  Further, the Board of Directors and its Compensation Committee believe the compensation paid or provided to the Company’s executive officers is and has been appropriate for each of the executive officers and for the industry in which the Company operates.

All executive compensation is annually reviewed and approved by the Compensation Committee, which is composed only of independent directors.  The Compensation Committee reviews the range of salaries earned by executive officers with financial institutions of similar asset size in North Carolina (obtained from their proxy statements) and an analysis of other similarly situated public banking companies nationally, which is obtained from third party national surveys of compensation prepared by SNL Securities and America’s Community Bankers.  The 2008 base salaries of both the Chief Executive Officer and the President of the Company are just below the mid-point of the salary range for those executive officers at peer institutions.  No executive officer received any incentive compensation for performance during 2008.

The Board of Directors recommends that you approve the compensation of the Company’s executive officers by voting “FOR” Proposal 2.  This proposal will be approved if the number of votes cast in favor of Proposal 2 exceeds the number of votes cast against it.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Company’s independent certified public accountant for the year ended December 31, 2008 was Dixon Hughes PLLC (“Dixon Hughes”), which is expected to be retained by the Audit Committee as the Company’s independent certified accountant for the year ended December 31, 2009.  Representatives of Dixon Hughes will be present at the Annual Meeting with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit fees. Audit fees include fees billed, or expected to be billed, to the Company by Dixon Hughes in connection with the annual audit of the Company’s 2008 financial statements, review of the Company’s interim financial statements, issuance of consents, review of press releases, the audit of internal controls over financial reporting, and FDICIA attest services.  The aggregate fees billed or expected to be billed to the Company by Dixon Hughes for audit services rendered to the Company for the fiscal years ended December 31, 2008 and 2007 are $244,800 and $240,000, respectively.

Audit-Related fees.  Audit-related services consist of an employee benefit plan audit, and accounting consultations.  The aggregate fees billed to the Company by Dixon Hughes for audit-related services during the fiscal years ended December 31, 2008 and 2007 were $10,000 and $29,758 respectively.

Tax fees.  Tax fees include corporate tax compliance, as well as counsel and advisory services.  The aggregate fees billed to the Company by Dixon Hughes for tax related services during the fiscal years ended December 31, 2008 and 2007 were $21,550 and $24,490, respectively.

All other fees.  All other fees include services involved with Form S-3 and Form 8-K relating to capital obtained through the Capital Purchase Program and other professional services.  Fees billed or expected to be billed to the Company by Dixon Hughes for other fees during the fiscal years ended December 31, 2008 and 2007 were $24,570 and $0 respectively.

In accordance with its Audit Committee Charter, the Company’s Audit Committee must approve in advance any audit and permissible non-audit services provided by the Company’s independent auditors and the fees charged.  The Audit Committee Charter also permits the Audit Committee to delegate to one or more designated members of the Committee the authority to grant pre-approvals of permissible non-audit services.  The Audit Committee has delegated this authority to its Chair and Vice-Chair.

ANNUAL REPORT

In accordance with the regulations of the Securities and Exchange Commission (“SEC”), the Company's Annual Report on Form 10-K for the year ended December 31, 2008, including the financial statements and schedules, accompanies this Proxy Statement.  No part of the 2008 Annual Report shall be regarded as proxy-soliciting materials or as a communication by means of which any solicitation is being or is to be made.

The Company will furnish any exhibit to the Form 10-K upon payment of the cost of copying the exhibit, upon written request to:

James C. Monroe, Jr., Treasurer
Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, North Carolina 27104

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

How to submit proposals for possible inclusion in the 2010 proxy materials:  For shareholder proposals to be considered for inclusion in the proxy materials for the Company's 2010 annual meeting, any such proposals must be received at the Company's principal office (currently 4605 Country Club Road, Winston-Salem, North Carolina 27104) not later than December 19, 2009.  In order for a proposal to be included in the Company’s proxy material for an annual meeting, the person submitting the proposal must own, beneficially or of record, the lesser of 1% or $2,000 in market value of the Shares entitled to be voted on that proposal at that annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of that annual meeting.  Also, the proposal must comply with certain other eligibility and procedural requirements established under the Securities and Exchange Act or related SEC regulations.  The Board will review any shareholder proposal received by that date to determine whether it meets these criteria.  Please submit any proposal by certified mail, return receipt requested.

Shareholder proposals after December 19, 2009:  Proposals submitted after December 19, 2009 will not be included in the proxy materials for the 2010 annual meeting.  However, if a shareholder wishes to have a proposal considered at the 2010 annual meeting as other business, any such proposals should be delivered to the Company’s principal office no later than March 4, 2010.  Management proxies shall have discretionary authority to vote on any proposals received after March 4, 2010.

Nominations of directors: The nomination of any person for election to the Board may be made by a shareholder entitled to vote on such election if written notice of the nomination of such person shall have been delivered to the Company’s Secretary at the principal office of the Company not less than seven days nor more than 60 days prior to the date of the meeting at which the directors are elected.  Each such notice shall set forth:  (a) the name and address of the shareholder who intends to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made, and of the person or persons to be nominated; (b) the class and number of shares of stock of the Company which are owned beneficially and of record by such shareholder and such beneficial owner, and a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) all other information regarding each nominee proposed by such shareholder as would be required to be included in the proxy statement for the meeting if the nominee had been nominated by the Board; and (e) the written consent of each nominee to serve as director of the Company if so elected. Recommendations and nominations not made in accordance herewith may, in his discretion, be disregarded by the Chair of the shareholders’ meeting, and upon his instruction, the voting inspectors may disregard all votes cast for each such nominee.

OTHER MATTERS

Management knows of no other matters that will be brought before this meeting, but if any such matter is properly presented at the meeting or any adjournment thereof, the persons named in the enclosed form of appointment of proxy will vote in accordance with their best judgment.

By order of the Board of Directors.

F. Scott Bauer
Chairman of the Board and Chief Executive Officer